EXHIBIT 99.1

Press release on the following article:

Contact:	Owen J. Onsum	July 30, 2004
President & CEO
FIRST NORTHERN COMMUNITY BANCORP
& FIRST NORTHERN BANK
P.O. Box 547
Dixon, California
(707) 678-3041

First Northern Community Bancorp - 2nd Quarter Earnings Report

First Northern Community Bancorp (FNRN), holding company for First Northern Bank, today announced record earnings for the second quarter of 2004. Net income for the quarter ended June 30, 2004 was $1.61 million, up 1.9% from the $1.58 million earned in the same period in 2003. Diluted earnings per share for the quarter were $0.43, which was up 2.4%, compared to the $0.42 per diluted share earned a year ago (all 2003 per share earnings have been adjusted for a 6% stock dividend issued March 31, 2004).

Year-to-date net income as of June 30, 2004 was reported at $3.01 million, a decrease of 4.8% from the $3.16 million earned in the same fiscal period last year. Diluted earnings per share for the six months ended June 30, 2004 of $0.81 were down 4.71% from the $0.85 reported last year. Annualized Return on Average Assets for the period ended June 30, 2004 was 1.07%, compared to 1.26% for the same period in 2003. Annualized Return on Beginning Core Equity was 13.34%, compared to 15.75% one year ago.

Total assets at June 30, 2004 were $586.4 million, an increase of $68.6 million, or 13.3% over the second quarter of 2003. Total deposits of $519.1 million increased $59.7 million or 13.0% compared to June 30, 2003 figures. During that same period, total net loans increased $21.4 million, or 5.7%, to $396.1 million.

Owen “John” Onsum, President and CEO stated, “Good things are happening at First Northern Community Bancorp. Our assets, deposits and loans continue to experience healthy gains. Even with this healthy growth, our operating expenses have decreased. However, the continued low interest rate environment and slowdown in mortgage loan demand has put a crimp in our earnings momentum. We are eagerly anticipating the much heralded rise in interest rates to more normalized levels which should create a positive upswing in interest income.”

First Northern Bank, an independent community bank headquartered in Solano County since 1910, serves Solano, Yolo and parts of Sacramento, Placer and El Dorado Counties. First Northern currently has 10 branches located in Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Suisun City and Downtown Sacramento. The Bank has real estate lending offices in Davis, Woodland, Vacaville, Roseville and El Dorado Hills, and has an SBA Loan Office and full service Trust Department in Sacramento. First Northern also offers non-FDIC insured Investment and Brokerage Services at each branch location. The Bank can be found on the Web at www.thatsmybank.com

Forward-Looking Statements

This press release may include certain “forward-looking statements” about First Northern Community Bancorp (the “Company”). These forward-looking statements are based on management’s current expectations and are subject to certain risks, uncertainties and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about these risk factors is contained in the Company’s most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances arising after the date on which they are made. For further information regarding the Company, please read the Company’s reports filed with the SEC and available at www.sec.gov.

END